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EXHIBIT 99.1



                              FOR IMMEDIATE RELEASE
                              ---------------------


                                                        CONTACT: DWIGHT V. NEESE
                                                                       PRESIDENT
                                                            203 WEST MAIN STREET
                                                            UNION, SC 29379-0866
                                                                  (864) 429-1863

                        UNION FINANCIAL BANCSHARES, INC.
                        ANNOUNCES THIRD QUARTER EARNINGS


UNION, SOUTH CAROLINA - July 15, 2003: Union Financial Bancshares, Inc. (NASDAQ:
UFBS) announced earnings of $484,000 for the third quarter ending June 30, 2003 compared to earnings of $461,000 for the third quarter of 2002, a 5.10% increase. Earnings per share were $.25 per share (basic) for the third quarter fiscal 2003 versus $.24 per share (basic) for the third quarter of fiscal 2002. Net income for the nine months ended June 30, 2003 was $1,434,000 or $.73 per share (basic) versus $1,361,000 or $.70 per share (basic) for the same period in 2002, a 5.36% increase.

At June 30, 2003, assets totaled $344.0 million, a 10.62% increase from $310.9 million at September 30, 2002. Net loans receivable decreased $10.3 million or 6.35% to $151.3 million at June 30, 2003, compared to $161.6 million at September 30, 2002. Investment and mortgage-backed securities at June 30, 2003, increased 36.48% to $160.5 million from $117.6 million at September 30, 2002. Deposits at June 30, 2003, increased 8.55% to $217.4 million from $200.3 million at September 30, 2002.

Commenting on the third quarter results, Dwight V. Neese, President and Chief Executive Officer, stated: "We are pleased to report our earnings performance improvement over the comparable quarter in the previous year. During this quarter, we opened our Rock Hill Regional Banking Center which again represents our continued growth strategy of expanding our market presence in the upstate of South Carolina. In addition, we anticipate that our charter change from a savings bank to a national bank will be completed during the last quarter of our fiscal year".

The Company declared a quarterly dividend of $0.10 per share on its outstanding common stock , payable on August 15, 2003 to shareholders of record July 29, 2003.

Union Financial Bancshares is the holding company for Provident Community Bank which operates seven banking locations in the upstate area of South Carolina. At June 30, 2003, Union Financial had $344.0 million in total assets and stockholders' equity of $27.7 million.


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================================================================================
                        UNION FINANCIAL BANCSHARES, INC.
              THIRD QUARTER - FISCAL YEAR ENDING SEPTEMBER 30, 2003
================================================================================

                              FINANCIAL HIGHLIGHTS
                 (UNAUDITED) ($ IN THOUSANDS, EXCEPT SHARE DATA)

                                                QUARTER ENDED      YEAR ENDED
BALANCE SHEET                                     6/30/03            9/30/02          $ CHANGE          %CHANGE
-------------                                   ----------------------------------------------------------------------

   Total assets                                 $344,007             $310,968         $33,039           10.62%
   Cash and interest-bearing deposits              7,119                8,731          (1,612)         -18.46%
   Investments & mortgage-backed securities      160,543              117,633          42,910           36.48%
   Loans receivable (net)                        151,311              161,576         (10,265)          -6.35%
   Goodwill and intangible assets                  5,166                5,643            (477)          -8.45%
   Deposits                                      217,423              200,303          17,120            8.55%
   Advances and other borrowings                  89,000               74,000          15,000           20.27%
   Trust preferred corporate obligations           8,000                8,000               0            0.00%
   Stockholders' equity                           27,674               27,198             476            1.75%
   Outstanding shares                          1,969,380            1,958,069          11,311            0.58%
   Book value per share                           $14.05               $13.89           $0.16            1.17%
   Tangible book value per share                  $11.43               $11.01           $0.42            3.82%




                                                  THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                         JUNE 30,                                 JUNE 30,
                                                  ---------------------------------------------------------------------------
INCOME STATEMENT                                        2003                 2002                 2003             2002
----------------                                  ---------------------------------------------------------------------------

   Net interest income                                 $1,984               $2,235               $6,156           $6,518
   Provision for loan losses                              190                  350                  605              690
                                                  ---------------------------------------------------------------------------
   Net interest income after loan loss provision        1,794                1,885                5,551            5,828
   Noninterest income                                     633                  364                1,632              934
   Noninterest expense                                  1,796                1,640                5,280            4,953
   Income tax                                             147                  148                  469              448
                                                  ---------------------------------------------------------------------------
   Net income                                            $484                 $461               $1,434           $1,361
                                                  ===========================================================================
   Earnings per share: basic                            $0.25                $0.24                $0.73            $0.70
                                                  ===========================================================================
   Earnings per share: diluted                          $0.23                $0.23                $0.70            $0.67
                                                  ===========================================================================


                                                                           NINE MONTHS ENDED
                                                                                 JUNE 30,
                                                                        =========================================
                           KEY FINANCIAL RATIOS                                  2003                2002
                           --------------------                         ==========================================
                              Return on average assets                          0.58%                0.62%
                              Return on average stockholders' equity            6.82%                7.30%
                              Operating expense to average assets               2.12%                2.25%
                              Capital to average assets                        10.89%               11.70%


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